Exhibit 99.1

            ISSI Announces First Quarter Fiscal Year 2004 Results

    SANTA CLARA, Calif., Jan. 12 /PRNewswire-FirstCall/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the first fiscal quarter ended December 31, 2003.

    Revenues in the first quarter of fiscal 2004 were $40.3 million, compared with $21.0 million in the first quarter of the prior year and $30.0 million in the quarter ended September 30, 2003. The Company reported a net profit for the December 2003 quarter of $0.9 million or $0.03 per share on a diluted share basis, compared to a net loss for the December 2002 quarter of ($12.7) million or ($0.46) per share, and a net loss of ($2.5) million or ($0.09) per share on a diluted share basis in the September 2003 quarter.

    The Company ended the December 31, 2003 quarter with cash and short term investments of $63.3 million, an increase of $4.9 million over the September 2003 quarter.

    "We saw accelerated revenue growth in the December 2003 quarter and we are pleased to cross over to quarterly profitability," said Jimmy Lee, ISSI's Chairman and CEO.

    About the Company

    ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, Pseudo SRAM and multi-chip packages and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in China, Europe, Hong Kong, India, Korea and Taiwan. Visit our web site at www.issi.com.

    Safe Harbor Statement

    Certain statements in this news release, including statements regarding accelerated revenue growth and profitability, are forward-looking statements and are subject to risks and uncertainties. Actual results may differ materially from current expectations due to many factors, including the Company's inability to secure wafers or manufacturing capacity, deteriorating market conditions, the Company's inability to effectively reduce expenses, the Company's inability to add new products or diversify product lines, manufacturing yields, order cancellations, order rescheduling, decreasing demand, reduction in average selling prices for the Company's products and a resultant decrease in the Company's gross profit margin, product warranty claims, competition, the level and value of inventory held by OEM customers or the Company, or other factors. Further information that could affect the Company's results is detailed in ISSI's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the fiscal year ended September 30, 2003.

    Consolidated Statement of Operations and Consolidated Balance Sheets to follow.


                      Integrated Silicon Solution, Inc.
               Condensed Consolidated Statements of Operations
                                 (Unaudited)
                    (In thousands, except per share data)

                                                       Three Months Ended
                                                          December 31,
                                                     2003               2002


    Net sales                                      $40,255            $21,038
    Cost of sales                                   31,303             22,260
    Gross profit (loss)                              8,952             (1,222)

    Operating Expenses:
      Research and development                       4,540              6,805
      Selling, general and administrative            3,891              3,658
        Total operating expenses                     8,431             10,463

    Operating income (loss)                            521            (11,685)
    Other income (expense), net                         96                 18

    Income (loss) before income taxes, minority
     interest and equity in net loss of affiliated
     companies                                         617            (11,667)
    Provision  for income taxes                         12                 --

    Income (loss) before minority interest and
     equity in net loss of affiliated companies        605            (11,667)

    Minority interest in net loss of
     consolidated subsidiary                            --                 17
    Equity in net income (loss) of
     affiliated companies                              290             (1,039)

    Net income (loss)                                 $895           $(12,689)

    Basic net income (loss) per share                $0.03             $(0.46)
    Shares used in basic per share
     calculation                                    28,649             27,565

    Diluted net income (loss) per share              $0.03             $(0.46)
    Shares used in diluted per share
     calculation                                    31,935             27,565


                      Integrated Silicon Solution, Inc.
                    Condensed Consolidated Balance Sheets
                                (In thousands)

                                                 December 31,    September 30,
                                                    2003              2003
                                                 (unaudited)           (1)
                                      ASSETS
    Current assets:
      Cash and cash equivalents                    $24,748            $19,992
      Short-term investments                        38,550             38,450
      Accounts receivable                           13,302             12,152
      Inventories                                   18,487             16,638
      Other current assets                           1,275              1,712

    Total current assets                            96,362             88,944
    Property, equipment, and leasehold
     improvements, net                               5,578              6,295
    Other assets                                    63,061             62,860
    Total assets                                  $165,001           $158,099

                    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                             $20,377            $17,230
      Accrued compensation and benefits              3,534              3,406
      Accrued expenses                               5,142              5,436

    Total  current liabilities                      29,053             26,072

    Minority interest                                   78                 78

    Stockholders' equity:
      Common stock                                       3                  3
      Additional paid-in capital                   237,038            233,957
      Accumulated deficit                          (96,433)           (97,328)
      Unearned compensation                           (249)              (268)
      Accumulated comprehensive loss                (4,489)            (4,415)

    Total stockholders' equity                     135,870            131,949
    Total liabilities and stockholders'
     equity                                       $165,001           $158,099

     (1) Derived from audited financial statements.

SOURCE  Integrated Silicon Solution, Inc.
    -0-                             01/12/2004
    /CONTACT: Suzanne Weaver, Investor Relations, +1-408-969-4774, or ir@issi.com, or Gary L. Fischer, President & COO, +1-408-969-4612, or ir@issi.com, both of ISSI/
    /Web site:  http://www.issi.com /
    (ISSI)

CO:  Integrated Silicon Solution, Inc.
ST:  California
IN:  CPR SEM ECP HRD
SU:  ERN